Exhibit 99.1

SMTC Q3 17 Earnings Call

Blair

•	Thank you Tania

•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission. I will now pass the call over to Eddie Smith, the Company’s President and Chief Executive Officer.

Eddie

•	Thank you Blair

•	Welcome and good evening Ladies and Gentlemen. I am Eddie Smith, SMTC’s President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC’s Chief Financial Officer and Rich Fitzgerald, SMTC’s Chief Operating Officer.

•	I am excited with the progress we have made on our strategic plan this quarter. I am pleased with the quarter over quarter revenue growth. This demonstrates our efforts to stabilize our sales funnel with existing customers while expanding opportunities with new and existing customers. We have executed new agreements with a number of representative firms during the quarter, some of which have already translated into new customer prospects. What is more substantial, is the growth in positive Adjusted EBITDA compared to the negative Adjusted EBITDA incurred in the first two quarters of 2017. This substantiates our plan to reduce costs globally to right size our operations with the ultimate goal of earning net income.

•	We will continue to execute on the strategic plan, and optimistic to end the year with a stronger fourth quarter. The Company generated positive Adjusted EBITDA of $1.1 million on $34 million in revenue in the third quarter of 2017 compared to $1.3 million of Adjusted EBITDA earned on revenues of $43 million in the third quarter of 2016 which shows the restructuring plan has right sized the company and the go forward leverage we have as we increase sales.

•	We have stabilized operations and show some sequential growth quarter over quarter, we will re-commence merger and acquisition activities in 2018. We continue to work closely with our customers and new customers to grow organically, but M & A is key to achieving the growth potential that we are pursuing in the near term.

•	I will now hand over to Roger to review financial details.

Roger

•	Thanks Eddie

•	Revenue for the third quarter of fiscal 2017 was $34.4 million compared to $42.7 million in the same quarter in the prior year and increased compared to $33.0 million in the second quarter of fiscal 2017. The decrease from the prior year was primarily the result of reduced volumes of $6.3 million due to two customers. One of these customers product reached end of life and the other customer transferred a portion of its business to other contract manufacturers. However, quarter over quarter our revenue increased due to opportunities with new and existing customers.

•	Gross profit for the third quarter of 2017 was $3.0 million or 8.6% of revenue compared with $3.6 million or 8.5% of revenue for the same period in 2016. Adjusted gross profit as a percentage of revenue in the third quarter of 2017 was 9.0% compared to 8.5% in the same period of the prior year. The decrease in gross profit dollars was due to the decrease in revenue compared to the same period in prior year, however, the increase in gross profit percentage was due to higher margins on improved product mix and a lower cost structure as a result of the restructuring plan. Gross profit of $3.0 million for the third quarter of 2017 increased by $1.6 million when compared with $1.4 million of gross profit or 4.2% of revenue in the prior quarter. Adjusted gross profit in the third quarter of 2017 was $3.1 million or 9.0% as a percent of revenue compared to 3.4% in the prior quarter. The increase in adjusted gross margin in the third quarter of 2017 compared to the prior quarter is due to higher revenues, a lower cost structure as a result of the restructuring plan and additional charges recorded in the second quarter of 2017 that were not incurred in the third quarter of 2017.

•	Net loss was $(0.6) million for the third quarter of 2017 compared to essentially break-even for the same quarter in prior year and a net loss of $(6.0) million in the second quarter of 2017. Adjusted EBITDA was $1.1 million in the third quarter of 2017 compared to $1.3 million for the same period in the prior year. Adjusted EBITDA increased over the negative Adjusted EBITDA of $(3.6) million reported in the second quarter of 2017 due to improved gross profit discussed above and additional charges included in the second quarter of 2017.

•	We incurred additional restructuring charges primarily related to the continued administrative activities involved to wind down and close the Suzhou facility. The closure was substantially completed by the end of the third quarter of 2017, with no substantial ongoing operations. We do anticipate some additional minor restructuring charges through the end of 2017.

•	Our inventory reduced in the third quarter of 2017 compared to the first two quarters of 2017 as management continued to drive down inventory based on supply chain management and resolving excess and obsolete inventory.

•	Debt, net of cash, of $11.8 million is up from the $10.7 million in the second quarter of 2017. Net debt increased to fund working capital related higher revenues and due to the timing of capex spend.

Now I will hand the call back to Eddie to provide some closing remarks.

Eddie

•	Thanks Roger

•	We are on track with our strategic plan, and have achieved some important milestones during the quarter. We have shown quarter over quarter revenue growth and earned a positive Adjusted EBITDA reflecting a substantial improvement over the first two quarters of 2017.

•	Our sales funnel is strong with revenue expected to be earned from new customers going forward. We have recently added 4 new customers and received orders for qualification builds from all of these new customers in Q4 with production to start in 2018. In conjunction with these new customers, we have received FDA registration for our Chihuahua operations. I believe we have stabilized the existing customer base with opportunities for new business with some of our existing customers. We are optimistic that we will finish the year with a strong fourth quarter and expect to continue our positive revenue and financial momentum into 2018.

•	At this time, I would like to open the floor for questions. Thank You

[Pause for questions]

Closing:

•	I would like to thank our dedicated employees for their continued commitment and drive each day to effectively execute on our strategic plan. Thanks to our customers for allowing us to serve you and we look forward to growing our relationship further. I’d also like to thank our supplier partners for their continued support and contribution to our growth.

•	Thank you all for joining the call and your continued support of our Company. We expect our next earnings call to take place in March 2018. We will look forward to speaking to you then. Thanks and happy holidays.